Exhibit 10.1

FIRST BANKS, INC.
PARTNERS IN PERFORMANCE PLAN
(Amended and Restated Effective May 1, 2015)

1.    GENERAL DEFINITIONS
“Active Employment” or “Active Employee” or “Actively Employed” means an employee who is actually working according to his or her normal schedule and is actually performing the duties of his or her position or is not scheduled to work due to holidays, vacation, authorized personal time off, paid or unpaid leaves of absence.
“Affiliate” means any company that is controlled by, or is under common control with First Banks, Inc. Entities which are members of a controlled group with First Banks, Inc., as defined in Internal Revenue Code sections 414(b) and (c), shall be considered to be under common control with First Banks, Inc.
“Annual Report” shall mean the Annual Report of First Banks, Inc. prepared pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
“Award” means a grant of Units to a Participant by Management in accordance with Section 2.
“Award Agreement” shall mean a written agreement evidencing any Award granted under the Plan.
“Company” means First Banks, Inc.
“Deferred Compensation Plan” means the Company’s Non-Qualified Deferred Compensation Plan or any successor deferred compensation plan hereafter adopted by the Company.
“Disability” means a Participant leaving Active Employment with the Company because the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and who qualifies for and is receiving disability benefits under the Company’s long-term disability program as in effect from time to time. The date a Participant shall be considered to have incurred a Disability shall be the last day of such Participant’s Active Employment with the Company or Affiliate notwithstanding that the determination of his or her entitlement to disability benefits shall not occur until such later date as is provided in the Company’s long-term disability programs.
“Employee” means the common law employees of the Company and its Affiliates but excluding in every instance individuals who are considered by the Company or any of its Affiliates to be contractors, consultants or leased employees regardless of whether such individuals may later be determined by judicial or governmental action or determination to be an employee.
“Incentive Payment” means a cash bonus payment made to a Participant in accordance with Section 5.
“Key Employee” means an employee actively employed by the Company or its Affiliates, excluding a leased employee, consultant or contractor who meets the criteria set forth in Section 2(a) herein.
“Management” means, with respect to matters pertaining to executive officers for whom compensation is subject to disclosure under Item 402 of Regulation S-K, or successor regulation, the Compensation Committee of the Company. With respect to matters pertaining to employees other than executive

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officers, “Management” means the Chairman of the Board of the Company and Chief Executive Officer of the Company, or designees of the Chairman and Chief Executive Officer.
“Participant” means each employee of the Company or Affiliate to whom Management grants an Award pursuant to the Plan and who has undistributed Units remaining under the Plan.
“Plan” means this Partners in Performance Plan as amended from time to time.
“Plan Year” means the twelve-month period beginning January 1 and ending December 31.
“Reduction in Force” means an affirmative discharge from Active Employment by the Company or any of its Affiliates for reasons unrelated to any action or inaction of the Participant and that, in the Company's sole judgment and discretion, results in the payment of severance to the Participant under the Company's then current practices or policies regarding payment of severance.
“Retirement” means resignation from employment with the Company and its Affiliates by a Participant who at the time of resignation is age 59½ or older and who has at that time completed five years or more of employment with the Company and its Affiliates while they were Affiliates (based on the Person’s latest date of hire by the Company or Affiliate). For purposes of this Plan, a Participant is not considered to have resigned if the Participant’s employment is terminated involuntarily for any reason.
“Two-Year Cycle” means, with respect to any Award, the two-year period starting January 1 of the fiscal year of the Company in which the Units are awarded. In the event that any Units are awarded in the third or fourth quarters of any given fiscal year, the Two-Year Cycle shall commence January 1 of the fiscal year following the award of those Units.
“Units” are a measure of participation in the Plan and are used to determine the value of Incentive Payments made to Participants as described in Section 5.
“Vested Units” mean any Units that have vested pursuant to Section 3.
2.    ELIGIBILITY; AWARDS

(a)
Eligibility. Management will determine eligibility for participation in the Plan in its discretion and based on its judgment of the impact of a Key Employee on the performance of the Company or Affiliate, and considering prevailing market practice regarding eligibility in similar programs for like employees in comparable companies and considering any such other factors it deems appropriate. Further, to become a Participant, an employee must be employed as a Vice-President of the Company or an Affiliate and have a satisfactory performance rating and not be in a formal disciplinary status.

(b)
Grant of Awards. Subject to Paragraph (d) of this Section, Management may award Units to Participants at such times and in such amounts as Management determines in its complete discretion. Receipt of an Award during any Plan year is not an assurance of, nor creates a right to receive, Awards in the future. Merely because an employee is a Participant does not create an entitlement to receive an Award.

(c)
Award Agreement. Management will give Participants written notice of each Award, and may require the Participant, as a condition of participation in the Plan, to execute and return an Award Agreement. Subject to the terms and conditions of the Plan, the Award Agreement may contain any provisions as Management, in its sole discretion, requires. Each Award Agreement is considered to be incorporated by reference herein and become a part of this Plan. Failure of a Participant or prospective Participant to execute an Award Agreement or to abide by the terms and conditions set forth in the Award Agreement shall void the Award covered by the Agreement.

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(d)	No Awards less than 3,000 Units. In order to ease administration of the Plan, there shall be no Awards granted of less than 3,000 Units.
3.    VESTING; FORFEITURE

(a)
Standard Vesting of Units. Each Award of Units granted hereunder shall vest and become non-forfeitable separately and without reference to the manner or timing of vesting of Units granted in any other Award made hereunder. Each Award of Units granted under this Plan will vest and become non-forfeitable on the last day of the Two-Year Cycle applicable to that specific Award of Units if the recipient Participant is an Active Employee of the Company or Affiliate on the last day of the Two-Year Cycle applicable to that Award.

(b)
Vesting upon Death, Disability, Retirement or Reduction in Force. If a Participant ceases to be an Active Employee of the Company or its Affiliates due to death, Disability, Retirement or Reduction in Force prior to the vesting of any Units in accordance with paragraph (a) of this Section, such Participant shall become immediately vested as of the date of such death, Disability, Retirement or Reduction in Force in all unvested and nonforfeited Units awarded prior thereto to the Participant.

(c)
Forfeiture. Except as provided in paragraph (b) of this Section, Participants whose employment with the Company and its Affiliates ends (voluntarily or involuntarily) for any reason prior to the completion of the Two-Year Cycle applicable to any specific Award will forfeit all non-vested Units granted by that Award(s) and will lose all rights or interests in any such forfeited Units including the right to receive an Incentive Payment with respect to such forfeited Units. Such Units will not be reallocated to other Participants when forfeited.

(d)
Confidentiality and Forfeiture. Participation in this Plan by a Participant shall be kept confidential and shall not be disclosed except to a Participant’s immediate family, attorney and/or financial advisor. Participant shall further advise such persons that participation in this Plan shall be kept confidential and obtain binding assurances from them that further disclosure of a Participant’s status and participation in this Plan will not be disclosed. If the fact or nature of a Participant’s participation in this Plan is disclosed by a Participant or is disclosed by one to whom such information has been provided, then the Participant shall be (i) liable for forfeiture of all Units previously awarded with respect to which Incentive Payments have not been made and (ii) disqualified from further participation.

4.    PRETAX NET INCOME

(a)	Definitions

(1)
“Base Pretax Net Income” shall mean the target net income of First Bank less any provision or benefit for income taxes for the Two-Year Cycle as determined by Management no later than April 30th of the first year of the Two-Year Cycle.

(2)
“First Bank Pretax Net Income” shall mean First Bank's total net income less any provision or benefit for income taxes over the Two-Year Cycle as indicated in the Company’s Annual Reports, except that the Board of Directors shall have the authority to adjust First Bank Pretax Net Income for any fiscal year in accordance with Paragraph (b) of this section. In the event of a restatement to earnings filed with the Securities and Exchange Commission, First Bank Pretax Net Income may be as restated.

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(b)	Extraordinary Items. Management, in determining First Bank Pretax Net Income for purposes of the Plan, shall have full discretion to exclude significant extraordinary, nonrecurring, or unusual items.
5.    INCENTIVE PAYMENT

(a)
Amount of Incentive Payment Generally. If an Award (and the Units awarded thereunder) vests for any reason, an Incentive Payment will be made with respect to such Award, and the vested Units granted thereunder, which will equal the product of (1) multiplied by (2) where (1) equals the value of each Vested Unit as described in paragraph (b) of this Section (“Unit Value”) and (2) equals the number of Units which have become vested with respect to such Award for which such Incentive Payment is being made.

(b)	Unit Value. Unit Value shall be determined based on the manner in which the particular Units vest:

(1)
If the particular Units vest according to Section 3(a) (the Participant is an Active Employee of the Company or Affiliate on the last day of the Two-Year Cycle associated with the vested Units), then Unit Value is determined by applying the following provisions:

(A)
The Unit Value shall be initially computed by subtracting the Base Pretax Net Income from the First Bank Pretax Net Income for the Applicable Two-Year Cycle, dividing this result by one hundred million (100,000,000), adding $1, and rounding the result to the nearest penny ($0.01).

(B) Notwithstanding the results of the initial computation of Unit Value in paragraph (b)(1)(A) above, the Unit Value may not be less than seventy cents ($0.70) and may not exceed one dollar forty cents ($1.40). All Units granted prior to the effective date of this document will have a minimum Unit Value of not less than eighty cents ($0.80).
The following chart illustrates the Unit value calculation described in Section 5(b)(1):

Pretax Net Income	Base minus $30 million or more	Base minus $20 million or more	Base minus $10 million	Base	Base plus $10 million	Base plus $20 million	Base plus $30 million	Base plus $40 million or more
Value of Unit	$0.70	$0.80	$0.90	$1.00	$1.10	$1.20	$1.30	$1.40

(2)	If the particular Units vest according to Section 3(b) (Vesting upon Death, Disability, Retirement or Reduction in Force) then the Unit Value shall be one dollar ($1.00).

(c)	Time of Payment. Unless an Incentive Payment has been deferred pursuant to Section 6 below, the value of Units will be payable at the times specified below:

(1)
As to Units which have become vested pursuant to Section 3(a), the Incentive Payment due for such Units will be paid by the Company as soon as practicable following the end of the Two-Year Cycle associated with the vested Units and after determination of the value of the vested Units has been completed pursuant to Section 3(b)(1) above and such other calculations and determinations have been made.

(2)
As to Units which have become vested pursuant to Section 3(b), the Incentive Payment due for such Units likewise will be paid by the Company as soon as practicable following the occurrence of the vesting event (or later determination of entitlement to disability benefits with respect

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Participants who vest by reason of Disability) and after such calculations and necessary determinations have been made.

(d)
Form of Payment. Any Incentive Payments shall be made by direct deposit to the Participant’s checking account if the Participant has authorized the direct deposit of salary and wages paid by the Company or an Affiliate. If the Participant has not authorized such direct deposit, Incentive Payments shall be made by check.

(e)
Tax Withholding. The Company shall have the right to deduct from all amounts paid pursuant to the Plan or from any other compensation payable by the Company or Affiliate to the Participant any taxes the Company determines it is required by law to withhold with respect to Incentive Payments. Any amounts so withheld shall be treated as paid to the Participant (or the Participant’s beneficiary or estate, if applicable) for all purposes of the Plan.

6.    DEFERRAL ELECTION
Prior to the grant of any Awards hereunder or within such other time period designated by Management, and consistent with the Terms of the Company’s Non-Qualified Deferred Compensation Plan (the “NQDCP”), a Participant may elect to defer receipt of all or a portion of the Incentive Payment that the Participant may receive under an applicable Award in accordance with the terms of the Company’s NQDCP. All deferral elections shall be in such form and shall comply with all terms and conditions of the NQDCP. All amounts deferred are subject to the terms and conditions of the NQDCP.
7.    TERM; AMENDMENT

(a)
Term. This Plan, as amended, shall be effective as of May 1, 2015 (the “Effective Date”). The Plan shall continue in effect until terminated by Management in its sole discretion. Any Award granted during the term of the Plan may extend beyond the end of such term. The authority of Management provided with respect to the Plan and any Awards shall extend beyond the termination of the Plan with respect to outstanding Awards.

(b)
Amendments. Management may amend, alter, suspend, discontinue, or terminate the Plan at any time and from time to time by a written instrument. Awards may be amended, altered, suspended, discontinued, or terminated, prospectively or retroactively in any manner.

8.    ADMINISTRATION OF THE PLAN

(a)
General. Subject to the terms and conditions of the Plan, Management shall have full power and authority to administer the Plan. Management shall (a) determine the employees of the Company or Affiliate to be granted Units under the Plan; (b) determine the number of Units to be granted to each Participant; (c) determine the time or times at which Units will be granted to Participants; (d) interpret and administer the Plan and any Award Agreement; (e) appoint such agents as it shall deem appropriate for the proper administration of the Plan, (f) develop such rules and procedures for Plan operation and interpretation as it determines appropriate, (g) have complete discretion to interpret and construe the Plan, make all eligibility and benefit determinations and decisions under it, (h) delegate any and all functions, authorities and powers granted to it, and (i) make any other determination and take any other action that Management deems necessary or desirable for the administration of the Plan.

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(b)
Correction of Defects. Management may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect. If a Participant is overpaid or receives amounts which Management determines to have been incorrectly paid to the Participant, the Participant shall return such payments to the Company upon demand.

Any bonus or incentive compensation paid under this Plan is subject to recovery by the Company if the payment(s) was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The Company’s election to (1) recover any payments under this provision or (2) waive any such recovery shall not affect the Company’s ability to exercise any other right or remedy provided under this Plan, any other plan, agreement or policy of the Company or any applicable law or regulation.

(c)
Management Determinations Binding. All determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of Management, and such determinations, interpretations, and other decisions and shall be final, conclusive, and binding upon any Participant, any beneficiary or estate of any Participant, and any employee of the Company or Affiliate.

9.    GENERAL PROVISIONS

(a)
No Rights to Awards. No employee shall have any claim or right to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or their beneficiaries under the Plan.

(b)
No Right to Employment, Etc. The grant of an Award shall not be construed as giving a Participant any rights to be retained in the employ of the Company or Affiliate. In addition, nothing in this Plan shall be construed as limiting the rights of the Company or Affiliate to dismiss a Participant from employment at any time in accordance with the at-will nature of each Participant’s employment.

(c)
Governing Law, Venue and Limitation on Actions. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri. Any legal action, lawsuit or other claim with respect to this Plan or any matter under it must be brought in the United States District Court for the Eastern District of Missouri, if it otherwise has jurisdiction over the matter, or otherwise in Circuit Court for St. Louis County Missouri, Twenty-First Judicial Circuit.

Nothing in this Plan shall be deemed to require the Company or any Affiliate to make any payment or take any other action that the Company or any such Affiliate reasonably determines to be prohibited by any applicable law or regulation.

(d)
Severability and Legal Compliance. If any provision of the Plan or any Award is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by Management, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of Management, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect. Management shall also be authorized to take any action which it determines, in its judgment, to be necessary or appropriate to ensure that the Plan satisfies any and all requirements of

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law and it is authorized to make any changes in any Plan terms or terms of any Awards to the extent that it determines such actions to be necessary or advantageous from a tax or other legal perspective.

(e)
Unfunded Plan; No Trust or Fund Created. The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company or any Affiliate for the payment of any amounts that may become due hereunder. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall rank pari passu with the rights of any unsecured general creditor of the Company or such Affiliate.

(f)
Character of Payments. Any benefits payable under this Plan shall not be deemed salary or other compensation to a Participant for the purpose of computing benefits to which he may be entitled under any qualified retirement plan or other arrangement of the Company or any Affiliate for the benefit of its employees.

(g)
Beneficiary Designation. The beneficiary of each Participant shall be the person(s) designated by the Participant to be his or her beneficiary(ies) under the Company’s basic group life insurance policy and plan as those beneficiary designations may be made from time to time. If the Participant has designated multiple beneficiaries under the group life insurance plan, those beneficiaries shall receive benefits payable under the Plan in the event of the Participant’s death in the same proportion or ratio that such persons have been designated to receive death benefit payments pursuant to the Company’s basic group life insurance plan or, if no percentage or proportion is specified, equally among them. If no beneficiary survives Participant or none is named, then death benefits payable under this Plan shall be payable in accordance with the terms of the basic group life insurance plan’s provisions for payment of death benefits in instances where a beneficiary is not named.

(h)
Nontransferability. No Award, Unit, or right thereunder shall be transferable by a Participant otherwise by will or the laws of decent and distribution. No Award, Unit, or right thereunder may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company.

(i)
No Partnership or Fiduciary Duties Created. The Plan should not be in any way construed or interpreted as creating a partnership. Nothing in this Plan and no action taken pursuant to its provisions by either the Company, Management or the Participants shall create, or be construed to create, a fiduciary relationship between the Company, or any Affiliate, or Management and any Participant, Beneficiary or any other person.

(j)
Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

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